Exhibit 10.3
TWELFTH AMENDMENT TO SECOND AMENDED AND RESTATED
SENIOR REVOLVING CREDIT AGREEMENT
     This TWELFTH AMENDMENT TO SECOND AMENDED AND RESTATED SENIOR REVOLVING CREDIT AGREEMENT (this “Amendment”) is made as of July 19, 2006, by and among ENESCO GROUP, INC., an Illinois corporation (the “Borrower”), the Borrowing Subsidiaries that may from time to time become a party to the Second Amended and Restated Senior Revolving Credit Agreement, the Lenders, and BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank), a national banking association, as Agent.
RECITALS
     The Borrower, the Borrowing Subsidiaries, the Lenders and the Agent are parties to a certain Second Amended and Restated Senior Revolving Credit Agreement dated as of June 16, 2003, as amended by a First Amendment dated as of March 5, 2004; a Second Amendment dated as of August 10, 2004; a Third Amendment dated as of November 2, 2004; a Fourth Amendment dated as of November 22, 2004; a Fifth Amendment dated as of January 28, 2005, as amended by a letter agreement dated as of February 7, 2005; a Sixth Amendment dated as of March 29, 2005; a Seventh Amendment dated as of May 16, 2005; an Eighth Amendment dated as of July 7, 2005, as amended by a letter agreement dated as of July 28, 2005; a Ninth Amendment dated as of August 31, 2005; a Tenth Amendment dated as of December 21, 2005; and an Eleventh Amendment dated as of March 31, 2006 (as the same may be further amended or restated from time to time, collectively, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit facilities available to the Borrower and the Borrowing Subsidiaries including those evidenced by the Notes executed and delivered pursuant to the Credit Agreement. The parties hereto have agreed to further modify the Credit Agreement as set forth herein. All capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Credit Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Upon satisfaction in full, on or prior to July 19, 2006 (i.e. not later than midnight, New York time, on July 19, 2006), of the conditions precedent set forth in Section 3 below, the Credit Agreement is amended as follows:
(a) The following definitions in ARTICLE I of the Credit Agreement are amended and restated in their entirety to read as follows:
“Borrowing Capacity” means the lesser of:
(x) the Maximum Borrowing Amount, and
(y) the sum of (i) eighty-five percent (85%) of Accounts Receivable of the Borrower, Gregg, the Canadian Subsidiary, the Hong Kong Subsidiary and the U.K. Credit Parties which are not Ineligible Accounts, provided that not more than $12,000,000 will be included in the Borrowing Capacity pursuant to this clause (y) with respect to Accounts Receivable of the Canadian Subsidiary, (ii) the lesser of (A) the sum of thirty-three percent (33%) of the Eligible Inventory of the Borrower, Gregg, the Canadian Subsidiary and the U.K. Credit Parties other than Eligible Discontinued Inventory and ten percent (10%) of Eligible Discontinued Inventory, and (B) $12,500,000, provided that not more than $24,000,000 will be included in the Borrowing Capacity with respect to United Kingdom inventory and accounts receivable in the aggregate, (iii) during such time as the Borrower continues to own the real estate owned by the Borrower on the Ninth Amendment Date and located in Itasca, Illinois seventy percent (70%) of the appraised fair market value of such real estate, such appraised fair market value to be determined by the Agent based on an appraisal (or, if updated by the Agent in its sole discretion from time to time, the most recent appraisal) in form and substance, and by an appraiser, acceptable to the Agent in its sole discretion, and (iv) between the Twelfth Amendment Date and September 15, 2006, the Permitted Overadvance Amount (but this clause (iv) shall be zero after September 15, 2006), minus (v) the amount of reserves in respect of Canada Preferential Indebtedness, Hong Kong Preferential Indebtedness, U.K. Preferential Indebtedness and any Unpaid Supplier Reserve, such amounts under this clause (v) to be determined by the Agent (which determination may occur from time to time) in its discretion (such discretion to be exercised in its reasonable business judgment) as a result of conducting a commercial finance examination or otherwise (such amount to remain at zero in respect of Hong Kong Preferential Indebtedness so long as the Agent’s lien on Hong Kong accounts receivable and on each Hong Kong Controlled Account remains a fixed charge).
     “Default” or “Event of Default” mean an event described in Article VII hereof.
     “Facility Termination Date” means September 15, 2006.
     “Maximum Borrowing Amount” means between the Twelfth Amendment Date and September 15, 2006, $63,000,000 for Loans (excluding Letters of Credit and Bankers’ Acceptances) and $7,000,000 for Letters of Credit and Bankers’ Acceptances.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursement obligations pursuant to Letters of Credit issued at the request of any Credit Party, indemnities and other obligations of the Credit Parties or any of them to the Agent or any of the Lenders or any indemnified party hereunder arising under the Loan Documents, including without limitation the Borrowing Subsidiary Obligations, and all overdraft obligations, fees, costs, charges, expenses and other obligations of the Credit Parties or any of them to the Agent or any of the Lenders or any indemnified party hereunder arising under any cash management agreement (including ACH transactions but excluding contracts or other arrangements to purchase foreign currency) or operating or deposit account.
     “Prime Rate” means the variable per annum rate of interest designated by Bank of America, N.A. from time to time as its prime rate or base rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.
(b) The following definitions are added to ARTICLE I of the Credit Agreement in appropriate alphabetical order:
     “Additional Collateral Date” means that date that the Borrower has complied with clauses (a), (b) and (c) of Section 6.31 hereof and Agent has a valid, perfected first lien on all of the Collateral referred to therein.
     “Dormant Subsidiaries” means Subsidiaries of the Borrower that have less than $1,000 (valued at the greater of book value or fair market value) in assets and that conduct no business and are not parties to any contracts or agreements.
     “Eligible Discontinued Inventory” means Eligible Inventory which is designated on the Borrower’s (or a Subsidiary of the Borrower’s) books and records as discontinued inventory.
     “Overadvance Amount” means the amount by which (A) the Obligations exceed (B) the sum of clause (i) plus clause (ii) plus clause (iii) minus clause (v) of clause (y) of the definition of Borrowing Capacity.
     “Permitted Overadvance Amount” means, as of any date, the amount for such date shown on the Twelfth Amendment Overadvance Covenant Spreadsheet.
     “Transfer or Business Commencement Action” means any transfer, assignment or contribution of any asset to any Person that, prior to such transfer, assignment or contribution, was a Dormant Subsidiary, or any commencement or continuation of any business by any Person that prior to such commencement or continuation of business was a Dormant Subsidiary, or the execution of any contract or agreement by any Person that, prior to such execution was a Dormant Subsidiary.
     “Twelfth Amendment Cash Receipts and Cash Disbursements Projection and Covenants Spreadsheet” means the spreadsheet delivered by the Borrower to the Agent on the Twelfth Amendment Date pursuant to clause (xvi) of Section

6.1 hereof.
     “Twelfth Amendment Date “ means the date that the Twelfth Amendment to this Agreement takes effect.
     “Twelfth Amendment Overadvance Covenant Spreadsheet” means the spreadsheet attached to the Twelfth Amendment hereto as Exhibit A thereto.
(c) The following sentence is added to the end of sentence of Section 2.10:
     Notwithstanding the foregoing or any provision of Section 2.8 or any other provision hereof (but subject to Section 2.11), (a) no Loans or other Advances will be (and no Loans or Advances may be converted to) LIBOR Advances or Cost of Funds Advances at any time after the Twelfth Amendment Date and all Loans and other Advances will be Alternate Base Rate Advances on and after the Twelfth Amendment Date, (b) except as otherwise provided in clause (c) of this sentence or in Section 2.11, the interest rate payable on all Loans and Advances from and after the Twelfth Amendment Date shall be the sum of the Alternate Base Rate plus 2% per annum, and (c) at any time during which there is an Overadvance Amount, the interest rate payable on the Overadvance Amount shall be the Alternate Base Rate plus 3% per annum and the interest rate payable on the portion of the Loans and Advances other than the Overadvance Amount shall be the Alternate Base Rate plus 2% per annum.
(d) The last sentence of Section 2.11 is amended and restated in its entirety to read as follows:
During the continuance of a Default, each Loan and other Advance shall bear interest at a rate equal to the sum of (a) the rate provided therefor in Section 2.10 or otherwise applicable thereto, plus (b) 2% per annum (the sum of (a) and (b) being the “Default Rate”).
(e) Section 2.24 is amended and restated in its entirety to read as follows:
     2.24 Usage Fee and Extension Fees. In addition to the Facility Fee, Commitment Fee, and all other amounts payable hereunder and previously paid hereunder, the Borrower shall pay to the Agent for the account of the Lenders, (a) (i) on the first Business Day in each month, commencing on January 1, 2006 and continuing through and including May 1, 2006, a fee in the amount of 0.10% (10 basis points) of the highest amount of Loans that were outstanding on any day in the immediately preceding month, and (ii) on the first Business Day in each month, commencing on June 1, 2006 and continuing until the Facility Termination Date, a fee in the amount of 0.20% (20 basis points) of the highest amount of Loans that were outstanding on any day in the immediately preceding month, (b) on January 1, 2006, a fee in the amount of $75,000, (c) on February 1, 2006, a fee in the amount of $150,000, (d) on March 1, 2006, a fee in the amount of $250,000 (e) on April 1, 2006, a fee in the amount of $275,000, (f) on

May 1, 2006, a fee in the amount of $750,000, (g) on June 1, 2006, a fee in the amount of $750,000, and (h) on the earlier of (i) the first date after the Twelfth Amendment Date that an Event of Default occurs, (ii) the date that the Obligations are paid in full and all Letters of Credit and Bankers Acceptances expire, are returned to the Agent for cancellation or are secured by cash collateral in a manner satisfactory to the Agent and the Commitment hereunder is terminated and (iii) the Facility Termination Date, a fee (fully earned as of the Twelfth Amendment Date) in the amount of $2,100,000 provided that, (i) the fee payable under clause (h) of this paragraph will be reduced to $1,400,000 if, on or before September 1, 2006 (i.e. not later than midnight, New York time, on September 1, 2006), the Obligations are paid in full and all Letters of Credit and Bankers Acceptances expire, are returned to the Agent for cancellation or are secured with cash collateral in a manner satisfactory to the Agent and the Commitment hereunder is terminated.
     (f) Clause (xv) of Section 6.1 is amended and restated in its entirety to read as follows:
     (xv) On or before Wednesday of every week, commencing on the next Wednesday after the Twelfth Amendment Date, (A) a Borrowing Base Certificate in the form of Exhibit C-1 hereto showing the calculations necessary to determine Borrowing Capacity, which certificates shall have been signed by the Borrower’s Chief Financial Officer or Treasurer, provided that, even though the amount of Accounts Receivable set forth on such Exhibit C-1 shall in each case be as of the end of the week preceding the date that such Borrowing Base Certificate is delivered hereunder, the amount of Inventory reflected in such Exhibit C-1 shall in each case be the amount of Inventory as of the end of the month most recently ended prior to the end of the week preceding the date of delivery of such Borrowing Base Certificate (e.g., the Borrowing Base Certificate delivered on February 16, 2005 shall set forth Accounts Receivable as of February 11, 2005 and Inventory as of January 31, 2005), and (B) a report signed by the Borrower’s Chief Financial Officer or Treasurer setting forth (1) as of the end of the week preceding the delivery of such report, the amount of the Obligations and the amount of the Overadvance Amount, (2) the amount of cumulative cash disbursements made by the Borrower and its Subsidiaries and of cash received by the Borrower in payment of accounts, dividends and other transfers from its Subsidiaries, interest in respect of its bank deposits and from its account debtors, royalties in respect of its license arrangements, and sales taxes in respect of its customers during the two weeks ended at the end of the week preceding the delivery of such report, and (3) a comparison of each of the amounts set forth in clauses (1) and (2) of this clause (xv) with the amounts projected as of the end of the week preceding the delivery of such report (with respect to clause (1)) and for the applicable period (with respect to clause (2)) by the Borrower in the Twelfth Amendment Overadvance Covenant Spreadsheet (with respect to clause (1)) and the Twelfth Amendment Cash Receipts and Cash Disbursements Projection and Covenants Spreadsheet delivered by the Borrower to the Agent pursuant to clause (xvi) of this Section 6.1 (with respect to clause (2)).
(g) The following clause (xvi) is added to the end of Section 6.1 after clause (xv) thereof:
     (xvi) On the Twelfth Amendment Date, the Borrower shall deliver to the Agent, in form and content satisfactory to the Agent and the Lenders, the Twelfth Amendment Cash Receipts and Cash Disbursements Projection and Covenants Spreadsheet, which shall be signed by the Borrower’s Chief Financial Officer or Treasurer.
(h) Sections 6.12.1 and 6.12.3 are deleted and shall be referred to in the Credit Agreement as “Intentionally Deleted”.
(i) Section 6.24 is amended and restated in its entirety to read as follows:
     6.24 Retention of Investment Banker; Obtaining of Commitment. (a) Without limiting the continuing obligations of the Borrower under Section 6.26 hereof, on or before the Twelfth Amendment Date the Borrower shall have retained Jeffries & Company, Inc. or another investment banker acceptable to the Agent for the purpose of (i) seeking to find a buyer or buyers for the Borrower and each of its Subsidiaries or all or substantially all of their assets, (ii) seeking to find a replacement credit facility to pay the Obligations in full in cash, (iii) seeking to find an investor for an equity investment in conjunction with which the Obligations would be paid in full in cash, or (iv) seeking to pursue a recapitalization in conjunction with which the Obligations would be paid in full in cash. The Borrower shall continue to retain such investment banker acceptable to the Agent, through September 15, 2006, and the Borrower shall authorize and direct such investment banker to update the Agent as and when requested by the Agent, and in any event not less frequently than weekly (which weekly updates may, unless otherwise requested by the Agent, be by telephone) regarding the status (including, without limitation, the Persons contacted), projected timing, and projected terms with respect to any transaction referred to in clauses (i) through (iv) of the preceding sentence. Promptly upon the Agent’s request from time to time, the Borrower shall deliver to the Agent a written report describing in reasonable detail the status (including, without limitation, the Persons contacted) of the efforts by the Borrower to arrange any such transaction and all material actions taken in pursuit of any such transaction since the last such report was delivered to the Agent.
     (b) The Borrower will obtain and provide to the Agent on or before August 7, 2006 a binding written commitment or offer, executed subject only to customary conditions (but executed after completion of due diligence and therefore not subject to any due diligence condition), executed by a Person that is not an Affiliate of the Borrower and which at the time of such commitment or offer demonstrates to the satisfaction of the Agent that such Person has the financial resources available to consummate the transaction that is the subject of the commitment or offer, which commitment or offer sets forth such Person’s commitment or offer to consummate a transaction referred to in clause (i), (ii), (iii), or (iv) of subsection (a) of this Section 6.24 that would result in the payment in full in cash of the Obligations.
(j) The following Section 6.31 is added after Section 6.30:
     6.31 Additional Collateral and Guarantor. The Borrower and each Subsidiary of the Borrower shall execute and deliver, and shall cause all of its Subsidiaries (other than Dormant Subsidiaries) to execute and deliver, to the Agent such documents and shall take and cause its Subsidiaries to take, such actions, as are requested by the Agent in order for the Agent to have, as security for all of the Obligations and the guaranties of the Guarantors, (a) on the Twelfth Amendment Date (to the extent not already in effect), a valid, enforceable and perfected first lien on all assets of each of such Persons that are organized in the United States, whether such assets are now owned or hereafter acquired, wherever located, including without limitation all inventory, accounts, equipment, general intangibles (including all intellectual property), deposit accounts, and investment property (including a pledge and control of all of the stock of each of the direct Subsidiaries of the Borrower and each of its Subsidiaries organized in the United States), subject only to such exceptions as may be approved by the Agent in its discretion, (b) within seven days after the Twelfth Amendment Date (to the extent not already in effect), filings with the United States Patent and Trademark Office with respect to such of their intellectual property assets as the Agent may desire to have such filings, and (c) within 15 days after the Twelfth Amendment Date (to the extent not already in effect), with respect to Subsidiaries not organized in the United States except for Enesco France S.A., a valid, enforceable and perfected first lien on all assets of each of such Persons that are not organized in the United States, to the extent permitted by the laws of the jursidiction of such Subsidiary, whether such assets are now owned or hereafter acquired, wherever located, including without limitation all inventory, accounts, equipment, general intangibles (including all intellectual property), deposit accounts, and investment property (including a pledge and control of all of the stock of each of its Subsidiaries not organized in the United States, including Enesco France S.A., but excluding the real estate known as Old Bank Building, Langholm, Dumfriesshire, Scotland), subject only to such exceptions as may be approved by the Agent in its discretion. Notwithstanding any other provision of this Agreement, the Borrower shall not form or acquire or permit to be formed or acquired any Subsidiary, and shall not take or permit to occur any Transfer or Business Commencement Action with respect to any Dormant Subsidiary unless, prior to forming, acquiring, or permitting to be formed or acquired any such Subsidiary, or taking or permitting to occur such Transfer or Business Commencement Action, the Borrower causes such Subsidiary to become a Guarantor of the Obligations and to grant to the Agent valid, enforceable and perfected first liens on all assets of such

Subsidiary. In addition to the foregoing, within 21 days after the Twelfth Amendment Date, the Borrower shall cause Enesco France S.A. to become a Guarantor and a Credit Party hereunder to the extent permitted by the laws of France.
(k) The introductory language of Article VII is amended and restated in its entirety to read as follows:
The occurrence of any one or more of the following events shall constitute a Default and an Event of Default:
(l) Section 7.4 is amended and restated in its entirety to read as follows:
     7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement.
(m) The following Section 7.17 is added to the end of Article VII of the Credit Agreement:
     7.17 The occurrence of any one or more of the following: (a) the actual cash received by the Borrower in payment of accounts, dividends and other transfers from its Subsidiaries, interest in respect of its bank deposits and from its account debtors, royalties in respect of its license arrangements, and sales taxes in respect of its customers during any two week period ending after the Twelfth Amendment Date is more than 15% less than the amount of cash projected to be received by the Twelfth Amendment Cash Receipts and Cash Disbursments Projection and Covenants Spreadsheet, (b) the actual cumulative cash disbursements made by the Borrower and its Subsidiaries between the Twelfth Amendment Date and any date listed in the Twelfth Amendment Cash Receipts and Cash Disbursements Projection and Covenants Spreadsheet shall be more than 10% greater than the amount of cash disbursements projected to be made between such dates by the Twelfth Amendment Cash Receipts and Cash Disbursements Projection and Covenants Spreadsheet, or (c) the Overadvance Amount at the end of any week is greater than the amount for the end of such week shown on the Twelfth Amendment Overadvance Covenant Spreadsheet.
(n) The references to “Loans” in Section 11.2 are deleted and replaced with “Obligations”.
(o) The form of Exhibit C-1 (Borrowing Base Certificate) is deleted in its entirety and is replaced with the form of Exhibit C-1 (Borrowing Base Certificate) attached to this Amendment as Exhibit B.
     2. Subject to the satisfaction of the conditions set forth in Section 3 hereof, effective as of the Amendment Effective Date, the Lenders waive the Events of Default as of and including the Twelfth Amendment Date under Sections 2.1, 6.12.1 and 6.12.3 of the Credit Agreement or in any notice sent by the Agent to Borrower prior to the Twelfth Amendment Date, including that certain notice dated June 8, 2006 (the “Specified Defaults”). The waiver set forth in this Section 2 does not waive any Event of Default other than the Specified Defaults and does not waive any Specified Default that continues or reoccurs after the Amendment Effective Date, and such waiver shall not entitle the Borrower to any future waiver in similar or other circumstances.
     3. The amendments set forth in Section 1 hereof and the waiver set forth in Section 2 hereof shall become effective as of the date that the following conditions shall have been satisfied (the date that such amendments take effect being the “Amendment Effective Date”), provided, however, that the amendments set forth in Section 1 hereof and the waiver set forth in Section 2 hereof shall not take effect unless such conditions have been satisfied on or before July 19, 2006 (i.e. not later than midnight, New York time, on July 19, 2006):
(a) The Lenders shall have executed this Amendment and shall have received a copy of this Amendment duly executed by the Borrower, the Borrowing Subsidiaries and the Guarantors.
(b) The Borrower shall have paid to counsel for the Agent the amount of their reasonable fees and disbursements owed to such counsel in connection with the Credit Agreement, this Amendment and matters related hereto and thereto, and the Borrower shall have paid the fees and disbursements owed or paid to any appraisers and consultants retained by the Agent in connection with the Credit Agreement and the Loans.
(c) The Borrower and each Subsidiary of the Borrower shall have executed such documents and taken such actions as are required by Section 6.31 and by clause (xvi) of Section 6.1 of the Credit Agreement (each as added by this Amendment) to be executed and taken on the Twelfth Amendment Date.
(d) The Agent shall have received a Uniform Commercial Code search report with respect to assets of the Borrower and Subsidiaries organized in the United States and such reports as may be required by the Agent with respect to Subsidiaries that are not organized in the United States, in each case confirming that the security interest and lien of the Agent in the additional Collateral granted by the Borrower and its Subsidiaries to the Agent as required by Sections 6.31 of the Credit Agreement are not subject to any prior liens of record.
     4. (a) The Borrower represents and warrants to the Agent and the Lenders that (a) as of the Twelfth Amendment Date, each of the Subsidiaries of the Borrower, except for Dormant Subsidiaries and Enesco France S.A., are Guarantors of the Obligations, and (b) as of the Twelfth Amendment Date, the following Persons are the only Dormant Subsidiaries: Lilliput Lane Ltd, Border Fine Arts Co. Ltd, Chiltern Collection (1985) Ltd, Fine Ceramic Transfers Ltd, Battersea Enamels Ltd, Bilston Enamels Ltd, Masterpiece Enamels Ltd, Enesco Enamels Ltd, The Enamel Collection Ltd, Enamel Distributors Ltd, Bilston & Battersea Enamels (London) Ltd, Dartington Crystal Ltd, Devon Crystal Ltd, Dartington Glass Ltd, Stanley Home Productos de Limpeza Ltd. and Enesco Import GmbH.

     (b) Each of the Credit Parties and Lenders acknowledges and agrees that any reference in a Guarantee, Security Agreement or other Loan Document to a guaranty of the Obligations or security for the Obligations being made to or granted in favor of the Agent (or the Agent as agent for the Lenders) shall mean and include a guaranty of and security for the Obligations owed to the Lenders for Loans and Advances made under this Agreement and Letters of Credit and Bankers Acceptances issued under this Agreement and all other Obligations owed to such Lenders or their indemnified parties that are included within the definition herein of “Obligations”.
     5. Except as amended, modified or supplemented by this Amendment, all of the terms, conditions, covenants, provisions, representations, warranties and conditions of the Credit Agreement shall remain in full force and effect and are hereby acknowledged, ratified, confirmed and continued as if fully restated hereby.
     6. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof or contained in the Credit Agreement.
     7. It is the intention of the parties hereto that this Amendment shall not constitute a novation and shall in no way adversely affect or impair performance of the obligations of the Borrower, the Borrowing Subsidiaries or the Guarantors under the Credit Agreement and the other Loan Documents.
     8. Regardless of whether the conditions in Section 3 hereof are satisfied and whether or not the amendments in Section 1 and the waiver in Section 2 take effect, each of the Borrower, the Borrowing Subsidiaries and the Guarantors hereby (a) confirms and ratifies the Obligations incurred by it under the Credit Agreement and the other Loan Documents, (b) acknowledges that, as of the date hereof, neither the Borrower, the Borrowing Subsidiaries nor any of the Guarantors has any defense, offset, counterclaim, or right of recoupment against the Agent or any Lender with respect to any of such Obligations or any other matter, and (c) on its own behalf and on behalf of its directors, officers, shareholders, employees, successors and assigns jointly and severally waives, releases and discharges the Lenders, the Agent, their parent companies, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Credit Agreement, the other Loan Documents or otherwise, and/or any documents, agreements, dealings or other matters connected with the Credit Agreement or the other Loan Documents or otherwise, and including without limitation all known and unknown matters, claims, transactions or things occurring prior to the date of this Amendment relating to the Credit Agreement, the other Loan Documents or otherwise.
     9. This Amendment is to be governed and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the conflict of laws or choice of law principles of the Commonwealth of Massachusetts).
     10. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties thereto may execute this Agreement by signing any such counterpart. This Amendment shall be effective when it has been executed by the Borrower, each of the Borrowing Subsidiaries, the Guarantors, the Agent and the each of the Lenders, and the amendments set forth in Section 1 hereof shall take effect on the Amendment Effective Date.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES PAGES FOLLOW]

     IN WITNESS WHEREOF, the foregoing has been executed as an instrument under seal as of the date first above written.

ENESCO GROUP, INC.

By:	/s/ Marie Meisenbach Graul
Name: Marie Meisenbach Graul
Title: Chief Financial Officer

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Treasurer

BANK OF AMERICA, N.A., as Agent and as
lender

By:	/s/ C. Christopher Smith
Name: C. Christopher Smith
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ David C. Shapiro
Name: David C. Shapiro
Title: Senior Vice President

N.C. CAMERON & SONS LIMITED

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Treasurer
[Signature Page to Twelfth Amendment to Credit Agreement ]

THE COMMON SEAL of
ENESCO INTERNATIONAL
(H.K.) LIMITED
Executed under the seal of Enesco International
(H.K.) Limited:

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Director/Secretary: Director

GREGG MANUFACTURING, INC.

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: CFO, Treasurer and Secretary

ENESCO INTERNATIONAL LTD.

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Treasurer

ENESCO HOLDINGS LIMITED

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Secretary

ENESCO LIMITED

By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Secretary
[Signature Page to Twelfth Amendment to Credit Agreement ]

BILSTON & BATTERSEA ENAMELS PLC
By:	/s/ Charles E. Sanders
Name: Charles E. Sanders
Title: Director

[Signature Page to Twelfth Amendment to Credit Agreement ]